Exhibit 99.1

CORPORATE PARTICIPANTS

Quintin Kneen Gulfmark Offshore Inc - President & CEO

Jay Mitchell Gulfmark Offshore Inc - CFO

David Rosenwasser Gulfmark Offshore Inc - COO

CONFERENCE CALL PARTICIPANTS

Jeff Spittel Clarkson Capital Markets - Analyst

Gregory Lewis Credit Suisse - Analyst

Matthias Detjen Morgan Stanley - Analyst

Turner Holm RS Platou - Analyst

PRESENTATION

Operator

Welcome everyone to the GulfMark Offshore fourth-quarter 2014 earnings conference call. My name is Dan, and I will be your conference specialist for this presentation. On the call today are Quintin Kneen, President, and Chief Executive Officer; Jay Mitchell, Chief Financial Officer, and David Rosenwasser, Chief Operating Officer.

(Operator Instructions)

Please note that this event is being recorded. This conference call will include statements, comments which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are -- involve known and unknown risks, uncertainties and other factors. These risks are more fully disclosed at the Company's filings with the SEC. The forward-looking comments on this conference call should not therefore be regarded as representations, and that the projected outcomes can or will be achieved. Thank you. I would now like to turn the conference over to Mr. Quintin Kneen. Please go ahead, sir.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Thank you, Dan. Greetings, everyone, and welcome to the fourth-quarter 2014 GulfMark earnings conference call. The format for today's call will be slightly different from the format we have been using. I will first make some opening remarks on the dividend. Then I will turn the commentary on current market conditions, industry cycles and challenges facing the industry today. Then I will hand it over to Jay to go over the quarterly numbers, and our full 2015 guidance in more detail. Next David will give us an update on current operations around the world, and then we will open it up for questions.

With that, allow me to describe the backdrop against which the decision by our Board of Directors to suspend our regular dividend was made. In just over two years, we have returned approximately $150 million to stockholders through dividends and share repurchases, something of which we are quite proud. As we have said many times, we are very return on capital and return on capital focused.

2014 was our highest ever revenue year. 2014 was also our highest ever operating income. Our 2015 guidance will illustrate that we anticipate GulfMark to be free cash flow positive during 2015. Our guidance should indicate to you that we ought to clear over $100 million in EBITDA during 2015, and we should be EPS positive for the year.

So what is it that leads us to suspend the dividend at this time? We remain very focused on return on capital, which is the key metric by which we evaluate our performance, and by which we compensate management. Our return on capital objective is 11% on the book value of capital, and the $1 dividend, although obviously an equity level return, equates to about a 2% return on capital.

In an environment where we were comfortable, the business was providing an 11% return on capital through the cycle. Paying out 2% of that through a regular dividend was a nice way to provide a reliable realization of a portion of our investor's total return on investment in GulfMark stock, and it fostered capital discipline.

However, the return on capital we earned from our business during this last cycle, which I'll refer to as the cycle that ended in 2014, was below our 11% objective. It was just over 7.25%, and our return on capital for 2015 is anticipated to just be over 3%. Most offshore vessel companies exceeded that 11% return on the capital -- return on capital target in the cycle that ended in 2008. We don't know of any OSV Company that got even close to that target in the cycle that ended in 2014.

We have been investing capital and returning money to shareholders as if we were earning 11% through the cycle. This upturn, as it is short of attaining our through cycle return on capital objective, and the end results, is what you would expect when you spend more than are were making, higher leverage. Our leverage is now approaching 35% net debt to book capitalization, which is the limit we have set for ourselves. So we are reassessing our business model, resetting our capital spending, resetting our cost structure, and suspending returns to shareholders until we feel comfortable striking a new balance. We look forward to reinstating the dividend and reactivating the share repurchase program, because we firmly believe that businesses are built to provide cash to their owners.

As it relates to the current market conditions, the seemingly urgent question today, is when will the crude oil market balance out? More importantly for us, when will the vessel market balance out, and how exactly did this happen, and why so fast? We're certainly going to touch on those. Understanding how we got here is important, but the question now should really be, what do we want to look like when the recovery comes?

Some of the best businesses and some of the best franchise positions in the oil field today were built during previous downturns. What is going to change in the oil field that will make the next up cycle different? How do we want to position the fleet, and what vessels, and what geographies, what cap structure, what cost structure for the next upturn?

Now we get it, you have to be present for the next upturn for these questions to be relevant. There's no question about it for us. But it's prudent for investors to address first things first. So the first part of today's call is going to touch on each of these topics.

Allow me to step back a cycle, and talk about what I believe has been happening over the past 10 years. Going into the last upturn, back in 2006, you had a relatively older less sophisticated vessel fleet. There was moderate building in the 1998 to 2006 period, but much of the tonnage in 2006 was built during the last big boom in the 1980s. As deepwater drilling became more of a focus around the world, there was an unprecedented level of capital investment in the offshore oil field, including more sophisticated vessels.

Fuel efficiency was also a concern. The older tonnage was not as fuel efficient as new vessels, regardless of size. Also during that 2006 up cycle, the US shale-driven boom in natural gas production had not yet taken hold, and the majority of drilling in the US Gulf of Mexico at that time was for gas, much of it in shallow water. Returns on capital for the boat companies were phenomenal, above normal for sure. Anticipated returns for all offshore activities were strong.

As a relates to the vessel industry, all the smaller boats were working, and there weren't enough larger boats yet. And the market does, what, you would expect it to do. A lot of vessels were ordered, bigger vessels and a large number of large anchor handlers.

Obviously in mid-2008, the world was hit by the great financial crisis which abruptly ended the cycle. Those vessels that were ordered in 2006 through 2008 delivered into a very tough market. But it had been a good up cycle, and everyone went into the downturn with plenty of cash. Everyone reset their debt capital structures after central banks acted to provide liquidity to the markets. Generally, over the next 18 months, everyone protected their balance sheets and conserved cash, and new-build ordering stopped until about 2011 when the recovery began.

So let me pause on the time line to describe some takeaways from the 2008 cycle that are still relevant today. New disruptive technologies will change the focus of what to invest in and in what geographies to focus on. Looking back to the last peak in 2008, and the changes to the offshore market versus the 2014 peak, you noticed that terrestrial based supplies of natural gas displaced shallow water drilling in the US Gulf of Mexico, and with it the shallow boat market.

I am oversimplifying the dynamics to easily describe the change. But the point is, we need to be cognizant of the potential for terrestrial-based supplies of oil to cap how high oil prices will go in the foreseeable future. And whether or not oil prices will reach that price that returns-focused E&P companies will find necessary to justify the offshore activity levels required to put the vessel industry in a position to earn its return on capital requirements, given the current supply of modern tonnage. It also illustrated that vessels, even older vessels don't go away as fast as we all think they should, and it showed that new-build orders will stop, but not for very long.

So back to the time line. So I left off with the ordering that began in 2011. In late 2013, as the first wave of offshore vessels ordered in 2011 began to hit the market, vessel oversupply was occurring. But it was termed by us and others as transient oversupply, as vessels were hitting the market ahead of new rig deliveries.

The amount of vessels being built was a match to the rigs being built, under the implicit assumption that all rigs delivered would be incremental to the active rig count. But in early 2014, well before any decline in oil prices, E&P companies began to refocus on return on capital themselves, concluding that even at the oil prices prevailing at the time, that their long-term return on capital was not sufficient. With a substantial decline in oil prices that began in the second half of 2014, and although no one expects that current prices are reflective of the long-term equilibrium price, the anticipated long-term returns of E&P companies are surely lower.

We certainly understand that E&P companies costs are increasing. We're a portion of that. Not a large portion, mind you. The OSV sector accounts for about 4% of the offshore E&P spend. And over the past five years, vessel spend has been approximately 55% on drilling support, 40% for basic supply, and then 5% for other including construction, support and subsea.

But our average vessel operating cost per day has increased 35% since 2008. It's principally labor, but increased investment in steel and technology are not insignificant factors in determining our overall return. And although we have pushed costs through to E&P companies to the extent possible, the expansion of the global rig and vessel fleet that drove up the costs of labor as the industry hired to crew the modern large tonnage vessels with quality mariners, increased the vessel supply to the point that the industry did not have the ability to push day rates high enough to compensate for all of these cost increases.

So E&P companies weren't feeling all the pain, and they pulled back, and they pulled back more sharply than we have ever seen. It was just the first quarter of 2014, that E&P companies began refocusing on returns. And by late in the second quarter of 2014, it was showing up in spending decisions by Statoil. And then, by others around the world throughout the remainder of 2014. E&P companies are becoming more agile, and we have to be just as responsive.

In the past, it seemed that current offshore projects went on as planned, whereas over 2014 we saw E&P companies looking for innovative ways to cut costs on the existing projects, by challenging operating norms and reevaluating the cost benefit analysis of particular capital decisions. It's a good thing, but it challenges the historical notion that the majors will just drill through existing long-term offshore projects as planned.

With more sophisticated vessels being demanded and the lower sophisticated vessels going idle was what the industry thought was a capital growth cycle, actually a capital replacement cycle? It's an unknown as we go through the next several quarters, but it's answer will be at the heart of what we do to prepare ourselves as we go into the next upturn.

So what happens next to balance out the market? We know it's going to balance out, but what do we think will drive the recovery? There are more than a few unknowns being tossed around. What is the breakeven price curve for shale drillers in the US? What is OPEC going to do in June? And for the offshore vessel market in particular, what is the real size of the OSV order book?

The factors that quickly balance out the vessel market are those that drive demand, oil prices shooting back up to a point that all of the offshore rigs go to work, or E&P companies abandoning their return on capital focus. It's all happened before, but these just don't seem likely in the current environment. The factors that slowly balance out the market are the supply factors. Long life assets are well, long-lived.

Technological or functional obsolescence can accelerate their economic demise, which we saw a bit of post the 2008 cycle when the smaller shallow water boats fell out of favor in the US Gulf of Mexico. But we now see these same vessels migrating to Mexico. We see a bit of it in the large anchor handler market, as a result of so many newer DP drilling rigs and drillships, and we will see vessels leaving the industry. We will see scrapping, and we will see a decrease in new-build orders.

Marginal vessels will leave the industry, but not at a rapid pace. Older vessels will leave the industry, while relatively newer vessels will get pulled into fields like wind farm support. Seismic is another area, although seemingly unlikely in today's market. But rest of vessel scrapping can occur. I welcome this, and I do believe we will see an acceleration in scrapping compared to last cycle, as the oldest vessels are just that much older.

But OSVs, our type of vessels, are not steel-intensive vessels like you see in many other shipping industries. So scrapping is often not worth the fuel it takes to get the vessel to the scrap yard. As it relates to older PSVs, scrap prices aren't high enough to incent scrapping, and operating costs of the older vessels are low when compared to their modern substitutes, so as to keep these older boats cash flow positive at day rates where their modern counterparts cannot. OSVs, as much as we hear GulfMark appreciate them, suffer from being in a relatively low barrier to entry and relatively low incentive to exit industry.

Vessel new-build orders should decrease, but there are still a lot of vessels on order. I am sure many return on capital focused companies will be looking to delay deliveries. The worldwide OSV order book is a hard number to pin down. The low estimates are in the mid 400s, and high estimates are just over 600. Our belief is in the 600 vessel figure.

The best analysts we follow are those closest to China, and those analysts put the global OSV order book at just over 600, and speculators are not the problem. Over 80% of the ordering in 2014 was done by operators. We do expect to see slippage in deliveries from the Chinese and Brazilian yards, which ease some of the anticipated supply growth in 2015. But increasing supply will continue to be an issue throughout 2016.

Similar to slippage, I would expect to see order cancellation, principally of speculative new-builds which are mostly in China. But it's also important to note that Chinese yards continue to improve in quality, and they have been successful in delivering acceptable European designed vessels. I don't know any set of supply figures that indicate supply is not a problem. Each of us in the industry is proud of our vessels, and of our franchise positions in particular geographies. But true differentiation in our industry is difficult, and it is especially difficult when the workload is heavily production focused.

Deepwater drilling support, there is competition from light vessels, but there is vessel differentiation for sure. Now I am not suggesting that a 20-year-old vessels can compete with a modern 300 foot PP2 vessel. But as the largest vessels trade down market, the next to largest trade down as well. All the way down to those older, 20-year-old but cheaper to operate vessels, whose owners, in a highly fragmented market, give what it takes to survive.

In an oversupplied market that is heavily production focused, all categories suffer day rate and utilization decreases. Companies may go away in the process, but the boats don't go away with them. They get resorted among the market participants. That said, marginal boats in distressed companies don't fare so well. But the point is that financial distress although it presents opportunity, doesn't foster a decrease in supply.

We hear what people are saying, but more than anything, we watch what market participants are doing, and all operators are going for utilization. Which argues against any real ability to differentiate, and also sets up a low return on capital period for the industry. I'd agree with the general comment, that the cure for low oil prices is low oil prices. But if E&P companies stick to their return on capital focus, the vessel industry may not need just for oil prices to get back to where they were, it may need for those highs to be exceeded, to the point that all the rigs go back to work.

Certainly vessel attrition helps our industry, and a decrease in the order book is welcome as well. Vessels have an advantage over rigs, in that ongoing offshore production drives a meaningful percentage of the global fleet utilization. But it also increases the likelihood that percentage of rigs scrapped is higher than the percentage of vessels scrapped. So in summary, we are seeing a market unfolding where E&P companies remain focused on returns and remain capital disciplined, and where an oversupplied vessel market is eventually, but more slowly than we would prefer balanced out by supply attrition and a more production oriented market that makes true vessel differentiation less possible.

Now with all that said, we hope we are wrong. We're just not betting that way. We are not packing up our toys and going home. We are focused more than ever on our return on capital. We're cutting costs. We're being selective and opportunistic on capital expenditures. We're looking for the new opportunities that will inch out higher returns in this industry.

We're being typically candid, telling you the way we see it, so that you better understand the decision we made to suspend the dividend, and to provide you some background so that the future decisions we make to capitalize on this downturn can be more easily understood. And we're trying to give you some reasons why we think this downturn maybe longer for the vessel companies, than others in oil service industry more broadly. Capitalizing on this downturn is still down the road, but it will come. Economies of scale are advantageous in the vessel industry, and I would suspect we will see actions that facilitate some of that. If done at the right price, consolidation can be very accretive to stockholders.

As E&P companies focus on the most advantageous returns, we may see a change in the emphasis in certain geographies, and those geographies may require a more specific vessel. E&P companies may become more focused on their overall efficiency of offshore logistics, and this may dictate different ways of doing business, or more shore-based logistics coordination. And then the recovery will come.

Cycle inflection points seem to be getting sharper. This doesn't mean there will be a so-called V shape recovery. But I do believe when it gets here, the upturn acceleration will be relatively quick. It's too early to tell just how the next up cycle will be different, and how we will position ourselves to take advantage of it. But we look forward to sharing those decisions with you then. And with that, I will turn the call over to Jay to go over the numbers, and our guidance for 2015.

Jay Mitchell - Gulfmark Offshore Inc - CFO

Thank you, Quintin. Well, as everyone saw in the press release that was issued last night, and you can see in the Form 10-K that was issued this morning, our earnings were $0.29 per diluted share. I don't plan to read every number on the press release to you, but I want to mention some specific items, talk about trends and try to provide some guidance for what we expect as we go forward. Firstly, some specific items. We continue to make progress on restructuring the portfolio of assets. We had two vessel sales during the quarter and one after year-end.

These are shown on the face of the financials in the lines titled, gain on sale of assets and other and impairment charge. On those lines, we had a gain on the sale of vessels net of tax of $5.5 million, combined with an impairment charge of $1.5 million. The impairment charge related to a 32-year-old PSV in the North Sea which was sold in January 2015. The effect of these two items, net of taxes, was $0.16 per diluted share. We also delivered one vessel in Q1. This vessel was a 280 Class, Jones Act, fuel-efficient modern PSV currently working on contract through May.

We returned to capital to the shareholders. We paid a dividend of $6.1 million during the quarter. This brought us to $26.2 million paid for the year. We did some share repurchases during the quarter. We purchased $48 million in the fourth quarter, which brought us to $57.7 million for 2014. This represents about 6% of the Company purchased in the quarter, and 7.5% purchased for all of 2014.

Under the current plan, we've now purchased $71 million worth of shares out of $100 million authorized by our Board. Those purchases represent about 9% of the Company. For the reasons that Quintin mentioned just a few moments ago, we are suspending the dividend and [holding] to the share repurchases for now.

As the cycle turned worse during the quarter, we saw the customer credit remained an important issue, and we had a $900,000 charge or $0.04 per diluted share related to an allowance for an uncollectible receivable in the North sea. This shows up in our results in the SG&A line. The North Sea has exposure to some smaller clients, and this is where we've had issues before. This particular issue relates to a quite small customer who had significant exposure to Russia. We're comfortable with all of our other customers right now, although we carefully watch all companies for signs of stress.

Finally on special items or particular items, our tax rate for the quarter was high, and deserves some mention. We operate around the world in many jurisdictions with different tax rates. Within certain regions, the tax rates vary depending on the type of work we perform. Throughout the year, we estimate the amount of income we will have by region and type of work.

As long as the industry does not go through too much volatility that could cause income to substantially shift from one region or another, or cause the type of work to shift substantially, our estimates are pretty good. Even when income does shift, the fluctuations tend to offset one another, except for when they don't. This quarter the fluctuations did not offset.

Compared with our forecast, actual income shifted to high tax jurisdictions from low tax jurisdictions. Also within our historically low tax or tax exempt jurisdictions, we recognized an unusual amount of income that did not qualify for the lower rate or the exemption due to the nature of the work performed. This brought our rate for the entire year up to 13%, and that caused our quarterly tax rate to be 44%. I'll talk about tax going forward in a moment.

Right now, I would like to spend a moment and talk about Q4 trends, and try to provide some guidance for next year. For Q4, our average vessel count was 73, and we had average utilization of 83%. The average day rate was about $21,000, and that gave us revenue of $116.1 million which is down 10% from the third quarter, mainly on lower day rates and a lower vessel count due to the vessel sales that we just talked about.

Going forward, 2015 is a little difficult to predict. 42% of remaining 2015 days are under contract right now, which compares with 53% at this time last year. What we're thinking now is that overall utilization will start the year in the high 70%s from a percentage standpoint, and average close to 80% for the full year. Average day rates for the year should be down 15% to 20% for the full year.

What does this mean? First-quarter revenue should be in the range of $85 million to $90 million. Revenue should improve a few percentage points in Q2 and then flatten out, and full-year revenue should be in the range of $350 million to $400 million.

Direct operating expense for the fourth quarter was $58 million, which is down 7% from the third quarter. OpEx was down across the board in each region. Going forward, this is where we have to work the hardest to adjust the size of the business to the reality of lower utilization and day rates in the foreseeable future. Compared to 2014, we anticipate the direct operating expenses will be down approximately 15% or $35 million in 2015. You can see the number has already come down by 7% in Q4, from the run rate we had in Q3.

Going forward, we anticipate this number will be about $51 million to $53 million in the first quarter, and then fall a small amount from there as we move forward. We've had some help with exchange rates here. The strengthening dollar decreased foreign currency-denominated direct operating expenses by about $17 million for all of 2015, and this benefit is already reflected in the numbers that I just gave.

Drydock expense was $8.6 million in the fourth quarter, which is about $1 million less than our guidance. The drydock was lower than our anticipated guidance -- or our anticipated number, primarily as a result of selling vessels which we originally expected to drydock during the quarter. We are working to reduce this expense, but much is dictated by timing and class requirements. Anticipated Q1 drydock will be in the range of $9 million to $10 million, and the full-year should be $23 million to $25 million. After Q1, we expect that number should be fairly constant by quarter. This number can move as we go forward and accelerate or decelerate dockings.

Excluding the charge for the bad debt allowance of $900,000, general and administrative was approximately $14.9 million, which is slightly under the guided amount of $15 million. Next year, we expect G&A to be down approximately $10 million, or more than 15% compared to 2014. General and administrative expenses should be between $12 million and $13 million per quarter in 2015.

Interest expense for the fourth quarter was $7.3 million. Now that brought us to $29.3 million. In 2015, we expect the number should be around $35 million, with the Q1 interest expense of close to $8 million. On the cash front, we generated $48.5 million of cash from operations during the quarter. Vessel sales net of CapEx for the quarter resulted in cash inflow of about $1 million, and cash on hand at the end of the quarter was $51 million.

We increased our net borrowings on our revolver by about $26 million during the quarter. Total debt at the end of the quarter was $544.7 million. Total CapEx for 2015 going forward will be approximately $37 million, of which $32 million relates to our new-build CapEx.

We have approximately $46 million of planned CapEx for 2016, and right now nothing in 2017. On that CapEx, we have two remaining deliveries in the US Gulf of Mexico on our new-build program, and we anticipate one delivery in Q3 of 2015, and one in Q1 2016. We expect the Arctic class vessel will deliver in Q1 of 2016 into the North Sea.

I mentioned the high tax rate in the fourth quarter. Going forward, rates will be difficult to predict. As our income hovers near breakeven, the mix of income can shift between regions. Because of high domestic overhead from corporate expense and interest, we predict having a loss in a relatively high taxed US jurisdiction, while we plan to generate income in our low taxed foreign jurisdictions. The tax benefit in the high taxed regions should be larger than all other tax expense, and lead us to a net benefit for the year.

Rather than give rate guidance, I would like to say that we anticipate a tax benefit for the first quarter in the range of $4 million to $5 million. And for the full-year, the tax benefit should be in the range of $10 million to $15 million. We will update this number as we go forward, and I hope to get us back to a rate guidance number fairly soon.

On the liquidity and flexibility front, as you remember we took advantage of a favorable market back in September to renegotiate our revolving credit facility and improve rate, [tenure] and covenant structure. The world was a little bit different in September, and we've amended our credit facilities to provide even greater flexibility as you saw in the 8-K filed this morning. Recall that we have one facility for $300 million in the US, and another for NOK600 million in Norway. Total drawn on these facilities as of today is $43 million. Our balance sheet is actually in great shape, with the debt to cap ratio of 36%, and a net debt to cap below that. No debt matures before 2019, and we have very small CapEx commitments going forward.

While our revolving credit facilities have certain restrictions on our ability to pay dividends, repurchase shares, and acquire assets, we believe they provide more than adequate liquidity and flexibility for us to weather and even thrive during this downturn. Quintin mentioned that downturns can present opportunities for value adding long-term strategies, and having strong liquidity can put us in a position to execute on those opportunities. Of course, most other large vessel companies feel the same way, and we will have to be selective in how we act. With that, I want to turn the call over to David, who will talk about operations, and walk through more color on each region, and what's happening around the world.

David Rosenwasser - Gulfmark Offshore Inc - COO

Thank you, Jay. The fourth-quarter in the Americas started off relatively strong for us, but just couldn't hold momentum as oil prices continue to fall through the end of the year. Although we were able to secure extensions on some of our term work, the overall uncertainty in the market has pushed back much of the expected incremental activity.

This combined with a large number of US new-builds entering the market has put substantial pressure on day rates and utilization. This does not change our belief, however, in the future of the market, and during the quarter, we completed the seventh of our eight 210 to 260 class PSV enhancements, with the eighth vessel expected to be completed in March of this year.

Given the market slowdown, we decided to take advantage of timing, and contracted a ninth vessel to be added to this program. This ninth PSV enhancement is expected to be completed by the end of the second quarter of this year. On the new-build front, we took delivery of our second 280 class PSV in January, which went directly onto a term contract with a major in Trinidad. Our 300 class new-build program continues, but could see some additional slippage of delivery towards the end of the third quarter of 2015 for the first, and then to the first quarter of 2016 for the second. Given the current market, we're not overly concerned about this as quality remains our primary focus.

The current spot market in the US Gulf remain soft, and we have decided to warmstack a few vessels, reduce crews where possible, to cut our exposure during this period. Because our exposure to the spot market may increase during the quarter, we have focused on finding work outside of the US, and have recently mobilized three vessels out of the market. Two vessels have recently left for Mexico, and as previously mentioned, one other mobilized to Trinidad.

In Brazil, we have options in our favor to extend four US flagged vessels at various times during the year, and we also anticipate tender opportunities with Petrobras and other foreign operators to continue through 2015. Recent challenges with Petrobras, however, have certainly slowed these tender lines.

In the North Sea, we expected the fourth quarter to be characterized by periods of oversupply of vessels in both the AHTS and PSV markets. However, bad weather at the start of Q4 led operators having to take advantage of weather windows to undertake rig moves, resulting in multiple shifts happening at the same time. This created a slight increase in demand, with periods of tightening availability for both PSVs and AHTSs, and some real spikes in AHTS rates. In the latter half of Q4, however, the market did normalize, and charters began to pick and choose between a range of vessels with limited price differentials.

The North Sea oil and gas industry was already focused on cost reductions, as part of an initiative to maximize the economic recovery of oil and gas from the basin. When this was combined with a significant drop in crude prices, operators started targeting their existing terms suppliers to reduce rates, meaning 2015 will be a challenging year. Oil and gas UK continues to press the UK secretary for tax concessions during these difficult times, and there appears to be a positive dialogue which is hoped will bring some relief. Additionally, stable activity in Norway supported by government initiatives and licensing rounds are continuing to motivate drillers, especially in the Norwegian and Barents Sea.

So as activity in the North Sea continues, for the first time in a long time, however, there is a growing availability of rigs in the area, and some OSV operators both in the Norwegian and UK sectors have begun to lay up older lower spec'd PSVs, and the newer but very large AHTS vessels.

In this market, we have focused on medium-term opportunities to secure coverage, a tactic that has provided solid earnings in previous downturns. Some recent examples, include an extension of a vessel on a one-year term, one on a six-month term, and an award of a new eight month term on yet another contract with one of our core clients. We've also commenced the second five-year charter for a major in the southern North Sea. With our well-spec'd mobile fleet, we will continue to look for work beyond the North Sea, and are currently in the process of contracting several vessels outside of the area.

Lastly, we are continuing our effort to sell our older and non-core assets. In January, we concluded the sale of another PSV in the North Sea the oldest vessel in our fleet. This marked the fifth vessel sale in the last 12 months, two out of the North Sea, and three out of Southeast Asia.

Unlike the other two areas, Southeast Asia saw improved utilization in the fourth quarter, driven mostly by the market, but helped by a fewer drydock days. Utilization through the first quarter has remained stable at approximately 83%, although we are seeing some day rate softness, it is to a lesser extent than the Americas or the North Sea.

As many of our vessels in the area are contracted through the middle of 2015, we believe we are well-positioned in the area coming out of the monsoon season. Although both national oil companies and the majors in the area have affirmed drilling plans for late Q2 and early Q3, rates are expected to continue to face downward pressure, with only incremental activity scheduled in the region over the next few months, and additional new-build PSVs delivering into the market. Although we are not overly exposed to the PSV market in this area, we are looking to secure options on our AHTS fleet through the second quarter for vessels where available, because operators will need to reduce their OpEx, and retender remains an option.

In summary, as Quintin mentioned earlier, the downtrend has not changed our view that GulfMark will continue to focus on long-term value add, despite these temporal changes facing our industry today. We have talented mariners, a strong offshore support team, and a technologically advanced modern fleet. We are well-positioned in this downturn, and are looking forward to getting through this slow period to when the cycle improves again.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Thank you, David. Dan, please open it up for questions?

 QUESTION AND ANSWER

Operator

(Operator Instructions)

Jeff Spittel, Clarkson Capital.

Jeff Spittel - Clarkson Capital Markets - Analyst

Thanks. Good morning, guys

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Good morning, Jeff

Jeff Spittel - Clarkson Capital Markets - Analyst

David, you referenced the North Sea, and I guess some of the anticipated pricing softness there. Particularly I guess sequentially, given that there was a good start to the fourth quarter. Can you help us kind of walk through the different segments? And I guess, the areas that are most vulnerable from a rate perspective, I guess, is the North Sea. And then, it sounds like the lower end of the Gulf of Mexico market, and maybe Southeast Asia is a little bit more stable. Am I reading that correctly?

David Rosenwasser - Gulfmark Offshore Inc - COO

Jeff, you are right. The North Sea, typically this time of year, we do see a lot of pressure on rates, but we're starting to see an increase based on construction season. We just haven't seen it yet. Rates are still relatively soft, and there is work. I mean, today we only have one vessel available in the North Sea on the spot market, everything else is working. And that one vessel we have available, just came off so.

The US Gulf really is where we've seen a larger, quicker decline in rates. The spot market is active. Today we only have one available vessel in the US Gulf. Everything else is working, but those spot market rates are soft. And as you mentioned Southeast Asia has been relatively stable, and we've actually seen a decent uptick in utilization from the third quarter, and we continue to see that uptick today. Again, similar to North Sea and the US, we have one vessel available in the spot market in Southeast Asia. But those spot exposures are larger across the group, than the other areas on a percentage basis

Jeff Spittel - Clarkson Capital Markets - Analyst

Okay, that makes sense. And Jay, you referenced some of the cost containment initiatives and direct operating expense starting to moderate a little bit. Is labor really going to be the biggest component of that, or maybe a lack of labor rate increases? And what are the other levers that you think are the easiest for you to pull?

Jay Mitchell - Gulfmark Offshore Inc - CFO

You are right, about labor being the most important one. About two-thirds of our direct operating expense that is not drydock, is related to labor. So we have to go forward, with trying to take care of that. The normal levers you pull, when you go through this are going to be -- obviously you go through your -- the things you are already doing every year, your performance-based reductions. Albeit, we may be a little more demanding than we have been in past years, because the industry is a little bit more demanding itself right now. In addition to that, we have adjusted the rotational schedules where possible, where you have mariners that are actually paid on a day rate basis. So you may have had people that were doing 2-for-1, or 28 days on 14 off, maybe going to even rotations, to decrease the amount of mariner labor that's actually going.

David Rosenwasser - Gulfmark Offshore Inc - COO

And Jeff, remember also, if and when we decide to lay up, that helps quite a bit. And if we do lay up a vessel in a particular area, it will depend on what that vessel was doing, what the opportunities for that particular vessel might be going forward. Not all of these vessels are identical across all regions. So opportunities to lay up, where the foreseeable future doesn't have the vessel working consistently, makes a lot of sense for us. And that's a big impact on cost.

Jeff Spittel - Clarkson Capital Markets - Analyst

Sure. Appreciate it. Okay, thanks a lot for the color, fellows.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Thanks.

Operator

Gregory Lewis, Credit Suisse.

Gregory Lewis - Credit Suisse - Analyst

Yes. Thank you, and good morning

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Good morning.

Gregory Lewis - Credit Suisse - Analyst

Quintin, and you touched on it with the new-builds, and the looking to -- whether delay or adjust the timing of the delivery of those vessels. I guess, at this point you have two left in the US, and then one in the North Sea. I guess, what I would wonder, is that something -- is that -- are those opportunities available to delay and work with the shipyards, is that possible in both the US Gulf and the North Sea? And more just bigger picture-wise, is this something that's happening across the industry? I realize you don't have any boats in Asia. But clearly, you guys are in that market in a decent-sized way, and it's something I imagine you are keeping a good eye on. Any color around that I think would be pretty helpful.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Okay. Well, the US boats are further along, and we're certainly focused more on quality than anything else. But if the vessels slip, we're not going to be as concerned as we would have been a year, 1.5 years ago. The vessel in Norway is not as further along, and I think there is room to negotiate with that particular shipyard, for that delivery to slip as well, and then to push back.

We are definitely seeing Chinese yards delaying activity on speculative new-builds. So we are starting to see a real slowdown on the speculative new-build side in China, and I believe that we will definitely see those get delayed, and some of those canceled. I just don't know if it's meaningful enough of a change so far to be noteworthy. But we continue to watch that. And I think that's going to be a real interest to the industry as a whole, as the vessel supply comes online in 2015.

Gregory Lewis - Credit Suisse - Analyst

Okay, great. And then, Jay, you mentioned the utilizations in the high 70%s, you kind of thinking around in the 80% range. And maybe we'll bring David into this as well. David, I guess, we have one boat available the North Sea, one boat available the US Gulf of Mexico, a handful of boats that are already stacked. As we look out heading into spring -- and I realize there's a lot of uncertainty out there -- should we be thinking that there are vessels maybe that are on existing contracts, that is those vessels that are all off contracts, there is going to be the potential or the likelihood that we could see the number of stacked vessels maybe in the Americas region increase? Are we kind of -- as you look at it, you kind of think we're in a good spot with our idle vessels or stacked vessels?

David Rosenwasser - Gulfmark Offshore Inc - COO

We've got to be realistic. I don't stand a chance to tell you I know where the market is going to go in the next six months, so we will remain as flexible as we can to adjust. If we need to stack additional vessels for the long-term benefit of the Company, we absolutely will do so. If I had to tell you today, do we expect to stack more vessels? I think it has to be a possibility.

Although I'm being a little bit conservative with respect to -- out of US Gulf market opportunities which are developing. And I can say today, that we are in negotiation on the number of contracts out of the US Gulf. These are active negotiations. So I hope there is a balance there that allows us to move vessels out of the Gulf, without having to stack vessels unnecessarily. But it is an option.

Gregory Lewis - Credit Suisse - Analyst

Okay. And then just real quick on -- we mentioned the leverage of stacking a vessel, if we think about stacking a vessel, I mean is that cost zero? Or is it -- could you -- any sort of framework around the cost of maintaining a stacked vessel would be helpful?

Jay Mitchell - Gulfmark Offshore Inc - CFO

We are in a fairly advantageous position in this right, in that a lot of our vessels in the US Gulf, where the market is the weakest are similar. And so, we are able to stack similar types of assets, and have a fewer number of people on those boats, because the maintenance is the same. The equipment is the same, and the regulatory requirements are the same. So I'm a little bit reluctant to tell you, a -- is it two-thirds of the operating cost? Is it half? But it is, I will tell you, it is a substantial reduction in the Op cost for those particular boats.

Gregory Lewis - Credit Suisse - Analyst

Okay, guys. Hey, thank you very much for the time.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Thanks.

Operator

Matthias Detjen, Morgan Stanley.

Matthias Detjen - Morgan Stanley - Analyst

Thank you, gentlemen, for that thorough update. I wanted to ask another question about the extension program, and ask if there any more vessels which could be sort of like, which could brought under that program? And do you have any plans to commit more vessels to this program?

David Rosenwasser - Gulfmark Offshore Inc - COO

On this particular 210 to 260 program, there is only one more vessel. We have a total of 10 of that class, except but that, that last vessel, that 10th vessel is on a multi-year charter. So it's unlikely. If something were to change in that respect, and I don't expect it will because we just renegotiated and renewed that contract for many years, that is the only other vessel that's similar to that class to be done. So at this point, we have no expectations of increasing that past nine vessels

Matthias Detjen - Morgan Stanley - Analyst

Okay, great. And the guidance that you gave, that does not include any stacking of any vessels, just to be clear, right?

Jay Mitchell - Gulfmark Offshore Inc - CFO

The guidance actually does include three stacked vessels for the full year, and a couple more idle vessels along the way, at different points.

Matthias Detjen - Morgan Stanley - Analyst

Okay, great. That's was -- that's helpful. And maybe just one more. If you could maybe give us a bit more color, on the terms for the revolving credit facility? And how -- and at what point, you might be able to pay a dividend again, or return -- continue with the stock repurchase program?

Jay Mitchell - Gulfmark Offshore Inc - CFO

Yes, there's not a shift, really in the terms of the credit facility. The amendment -- what we changed was the interest coverage ratio to reduce what the coverage ratio was. It was previously 4 times. We have it ratcheting down to 2 times, and then right back up -- it goes back up to 4 times, close to the end of the facility. For the period of 2015 and 2016, is the time when we are restricted from being able to pay a dividend.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

We certainly look over to getting back to the period of returning money to shareholders, but it is just too early to tell when that will be.

Matthias Detjen - Morgan Stanley - Analyst

Yes, I mean, that makes sense. Very well, thank you very much for the update.

Operator

(Operator Instructions)

Turner Holm, RS Platou.

Turner Holm - RS Platou - Analyst

Yes, good morning, gentlemen.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Good morning.

Turner Holm - RS Platou - Analyst

So I just wanted to touch on asset sale. You guys -- your stock is trading at a big discount to book, but you've been able to sell some assets above book. I am just wondering if it makes sense in this environment to maybe look at some larger transactions? Maybe to pull forward some of that return on capital that you talked about -- do a sale leaseback or just a pure asset sale? Put $100 million, $150 million of cash on the balance sheet and just make it crystal clear that you are going to be around, to participate in the next upturn? Are you guys looking at that kind of strategy as an option?

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Even without those options, I am not worried about participating in the next upturn. But all of those are on the table. Certainly, our tax structure around the world is somewhat unique, and we do have a relatively low tax rate. Although as Jay indicated, it was relatively high in Q4. And so, some of the sales leaseback benefits that are more tax motivated don't accrue to us in that situation. But any ability to the monetize assets above value, we're looking to do.

As David indicated, we were still able to affect the sale of a 31-year-old vessel in the early first part of this quarter in Q1. And so, that tells me that the secondary asset market is still viable. And usually, that market takes two quarters of pain, before those price expectations really go down. So I still think we have an opportunity to exit older vessels at an acceptable price, and getting $150 million, that would be great. But at the same time, we will be judicious in how we do it. Certain vessels are certainly non-core to us. But there is a lot of vessels that are going to be advantageous in the next upturn, and unless we get a superior price, we wouldn't be letting go of those.

Turner Holm - RS Platou - Analyst

Okay. All right. Well, fair enough. Just a quick question -- on the working capital, I think you added $20 million-plus on working capital this quarter. I'm just curious, you are taking delivery of a couple vessels. Does that reverse into 2015 or flatten out?

Jay Mitchell - Gulfmark Offshore Inc - CFO

I think 2015, working capital should be a source of cash for us. If you actually look at the DSO at the end of the quarter, the end of the year, I think we're at about 71 days, which is the lowest level I think the Company has been at, in certainly in memorable history, maybe the lowest level ever.

Turner Holm - RS Platou - Analyst

Okay. All right. I appreciate it, guys. I will turn it back.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Thank you.

Operator

At this time, I have no other questions in the queue. So that will conclude today's question and answer session. I would like to turn the conference back over to Mr. Kneen for any closing remarks

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Well, thank you for your interest in GulfMark. We look forward to updating you again in April. Goodbye.

Operator

The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.

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